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                                                                   EXHIBIT 10.22
                                 August 14, 2000


Tanner's Restaurant Group, Inc.
1087 Broad Street, 4th Floor
Bridgeport, Connecticut  06604

Gentlemen:

         This Letter of Agreement sets forth the essential terms and conditions under which Tanner's Restaurant Group, Inc. ("Tanner's"), including its contemplated successor entity, Corzon, Inc., has engaged the Strategic Services Group of Morrow & Co., Inc. ("Morrow"), to serve as an advisor with respect to stock watch, investor relations, corporate governance, and proxy related matters, covering a two-year period, effective September 1, 2000.

         By way of illustration, rather than limitation, the services Morrow shall perform hereunder will be as follows:

I. Morrow will monitor trading activity in Tanner's/Corzon, Inc. Common Stock, on a proactive basis, under which Morrow & Co. will:

         a) Alert Tanner's to unusual trading activity, including information about the extent of involvement by various brokers, and discretely investigating market rumors; and

         b) Analyze major shifts of participant positions in securities depositories, with an emphasis on Cede & Co. (Depository Trust Company).

II. Morrow will make periodic due diligence investigations of the Tanner's/Corzon street name shareholder positions, with a view to confirming noteworthy position changes by significant investors or groups. Significant "retail" sponsorship within the securities brokerage community, including concentrated accumulations by particular brokers, will also be closely monitored.

III. Morrow will provide advice and consultation on corporate governance, corporate control, investor relations, and other matters of strategic significance to Tanner's/Corzon management. Such advice may include making shareholder profile assessments of Tanner's/Corzon's various shareholder constituencies, in preparation for investor presentations, proposed mergers, tender offers, joint ventures, asset sales, and other material events. Such assessments may include pro forma voting projections of likely voting returns on such matters, and the furnishing of the names of key proxy decision-makers, as well as tactical advice about dealing with third parties, including shareholder activists or non-publicly disclosed investors or groups.



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         In consideration for Morrow's services to be provided hereunder,
Tanner's will grant 170,000 restricted shares of Corzon, Inc. Common Stock** in accordance with the attached Schedule A. The subsequent sale or other disposition of the granted shares shall be subject to Rule 144 of The Securities and Exchange Act of 1934.

         Tanner's also agrees to reimburse Morrow's reasonable disbursements incurred during Morrow's performance of services hereunder, primarily charges for proxy department listings, couriers, telephone, faxes, and related disbursements. Tanner's agrees to advance to Morrow a $50 monthly disbursements allowance for these purposes, at approximately six month intervals.

         Morrow agrees to hold in strictest confidence all material information concerning Tanner's, which comes into Morrow's possession pursuant to this Letter. Tanner's agrees to hold in strictest confidence any information coming into its possession concerning Morrow's sources of information and methods of performance hereunder. Tanner's and Morrow further agree that any information developed and shared pursuant to the Letter shall be deemed proprietary and will not be used for any purpose inconsistent with the interests of either party.

         Tanner's/Corzon agrees to indemnify Morrow against any financial loss or expense, including reasonable attorney's fees and related charges, arising out of any potential liability to or claim by third parties pertaining to Tanner's and related to Morrow's performance hereunder; provided, however, that such right of indemnification shall not apply to any such liability or claim arising out of Morrow's gross negligence, bad faith, or willful misconduct during the performance of services hereunder. Morrow agrees to promptly advise Tanner's/Corzon of any such claim or legal action, which Tanner's/Corzon may elect to defend directly.

         This Letter of Agreement shall be construed and enforced in accordance with the laws of the State of New York. If these terms meet with Tanner's approval, please have the enclosed copy of this Letter executed on Tanner's behalf and returned to us.

Tanner's Restaurant Group, Inc.            Morrow & Co., Inc.

By: /s/ Larry Shatsoff                     By: /s/ William [unintelligible]
        President                                  Senior Managing Director

Date: August 21, 2000






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** This grant will be made subsequent to a contemplated one-for-fifteen reverse stock split, as disclosed in an amended preliminary proxy statement filed with The Securities and Exchange Commission on July 7, 2000, in connection with an annual meeting of the shareholders of Tanner's Restaurant Group, that is presently scheduled for September 6, 2000.